EXHIBIT 23.1

                         Consent of Independent Auditors

The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-72654, 333-48605 and 333-79567) on Form S-8 of Tofutti Brands Inc. of our report dated March 18, 2003, relating to the balance sheets of Tofutti Brands Inc. as of December 28, 2002 and December 29, 2001 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 28, 2002 Annual Report on Form 10-KSB of Tofutti Brands Inc.

                               /s/ Wiss & Company

                               WISS & COMPANY, LLP

Livingston, New Jersey
March 27, 2003